EXHIBIT 99.1

Contact:
Kathy Taylor
Southwall Technologies Inc.

Phone: (650) 798-1200

For Immediate Release

Southwall Announces 2009 Fourth Quarter and Full Year Results

PALO ALTO, Calif.—(BUSINESS WIRE)—March 25, 2010—Southwall Technologies Inc. (OTCBB: SWTX) announced fourth quarter 2009 revenue of $8.7 million, an increase of 23% as compared to the fourth quarter of 2008, reflecting a stabilizing economy. Full year 2009 revenue was $32.1 million, a 23% decrease over 2008. The full-year revenue decline was broad-based and driven by the poor economic climate, particularly in the first half of the year.

Net income and fully diluted earnings per share for the fourth quarter of 2009 were $1.2 million and $0.03, respectively, as compared with a net loss of $0.2 million, or a loss of $0.01 per fully diluted share, in the fourth quarter of 2008. The increase was primarily due to higher gross profit attributable to higher sales volumes and was partially offset by an increase in losses incurred by our insulating glass joint venture.  Year end 2009 net income was $5.7 million, an increase of approximately 9% as compared to 2008. Year end 2009 earnings per fully diluted share was $0.16 as compared to $0.15 for the year ended 2008.  The increase was primarily due to improved gross margins attributable to improved production efficiency, controlled operating expenses, and a gain recognized in the first quarter of 2009 relating to the settlement of our Matrix debt.

“In a tough year, we maintained our long-term focus on growth while delivering respectable results - a great tribute to the employees of Southwall”, said Dennis Capovilla, Chief Executive Officer. “Despite the challenging economy, we invested in growth, retired debt, increased profitability and generated cash. This positions us well for continued growth of our energy efficiency products in 2010.”

About Southwall Technologies Inc.

Southwall Technologies is the leading innovator of energy-saving films and glass products that dramatically improve the energy efficiency of buildings, homes and cars. Southwall is an ISO 9001/2000/14001-certified manufacturer with customers in over 25 countries around the world.

This press release may contain forward-looking statements, including, without limitation, statements regarding the Company’s expectations, beliefs, intentions, or strategies regarding the future.  All forward-looking statements in this press release are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statements.  These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those presented.  These risks include the possibility that the Company’s expected future results will be materially worse than estimated, that the Company may not continue to be profitable in future quarters or may not be able to achieve future long-term growth, that there will be a decline in one or more portions of our business in 2010 or thereafter, that the Company will not be successful in improving operations performance or controlling costs, that the Company will suffer a decline in manufacturing or financial effectiveness, that the Company’s new product development will not be successful, that there may be decreasing demand in certain markets and that the Company will not be able to secure additional financing if required, as well as risks associated with its failure to meet potential covenant requirements under future credit facilities.  Further risks are detailed in the Company’s filings with the Securities and Exchange Commission, including those set forth in the Company’s most recent Annual Report on Form 10-K for the year ended December 31, 2008, filed on March 26, 2009.

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SOUTHWALL TECHNOLOGIES INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three months ended		Twelve months ended
	December 31,	December 31,	December 31,	December 31,
	2009	2008	2009	2008

Net revenues	$8,673	$7,033	$32,103	$41,920
Cost of revenues	4,150	4,315	17,704	24,378

Gross profit	4,523	2,718	14,399	17,542

Operating expenses:
Research & development	756	624	2,874	2,996
Selling, general and administrative	2,227	2,028	8,037	8,199
Restructuring recoveries	(56)	-	(56)	-

Total operating expenses	2,927	2,652	10,855	11,195

Income from operations	1,596	66	3,544	6,347

Interest expense, net	(78)	(154)	(570)	(586)
Other income (expense), net	(367)	61	2,844	(62)

Income (loss) before provision for (benefit from) income taxes	1,151	(27)	5,818	5,699

Provision for (benefit from) income taxes	(20)	185	154	511

Net income (loss)	1,171	(212)	5,664	5,188

Deemed dividend on preferred stock	123	122	489	489

Net income (loss) attributable to common stockholders	$1,048	$(334)	$5,175	$4,699

Net income (loss) per share:

Basic	$0.04	$(0.01)	$0.18	$0.17
Diluted	$0.03	$(0.01)	$0.16	$0.15

Weighted average shares used in computing net income (loss) per share:
Basic	28,776	28,705	28,730	28,252
Diluted	35,688	28,705	34,486	34,262

SOUTHWALL TECHNOLOGIES INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,	December 31,
	2009	2008

ASSETS
Current assets:
Cash and cash equivalents	$12,454	$10,768
Restricted cash	-	282
Accounts receivable, net	5,907	3,709
Inventories, net	4,522	5,965
Other current assets	1,479	745
Total current assets	24,362	21,469
Property, plant and equipment, net	14,393	15,012
Other assets	156	804
Total assets	$38,911	$37,285

LIABILITIES, PREFERRED STOCK AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long term debt and capital leases	$808	$1,767
Accounts payable	1,258	596
Accrued compensation	1,395	1,372
Other accrued liabilities	4,881	5,127
Total current liabilities	8,342	8,862

Term debt and capital leases	3,358	4,501
Other long term liabilities	58	2,514
Total liabilities	11,758	15,877

Series A, convertible preferred stock	4,810	4,810

Stockholders’ equity:
Common stock	29	29
Capital in excess of par value	78,291	78,323
Accumulated other comprehensive income:
Translation gain on subsidiary	4,382	4,269
Accumulated deficit	(60,359)	(66,023)
Total stockholders’ equity	22,343	16,598

Total liabilities, preferred stock and stockholders’ equity	$38,911	$37,285

SOUTHWALL TECHNOLOGIES, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Years ended
	December 31,	December 31,
	2009	2008
Cash flows from operating activities:
Net income	$5,664	$5,188
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on settlement of liability	(2,359)	-
Deferred income tax	(38)	38
(Gain) loss on disposal of property, plant and equipment	(4)	97
Depreciation and amortization	2,596	2,647
Stock-based compensation charge	403	219
Changes in operating assets and liabilities:
Accounts receivable, net	(2,300)	649
Inventories, net	1,461	(325)
Other current and non-current assets	(20)	601
Accounts payable and accrued liabilities	(175)	(2,014)
Net cash provided by operating activities	5,228	7,100

Cash flows from investing activities:
Restricted cash	261	1,189
Proceeds from sale of property, plant and equipment	34	-
Expenditures for property, plant and equipment	(1,725)	(626)
Net cash provided by (used in) investing activities	(1,430)	563

Cash flows from financing activities:
Proceeds from exercise of stock options	54	304
Investment credit in Germany	221	-
Repayments of term debt and capital leases	(2,242)	(3,551)
Net cash used in financing activities	(1,967)	(3,247)

Effect of foreign exchange rate changes on cash	(145)	(140)

Net increase in cash and cash equivalents	1,686	4,276
Cash and cash equivalents, beginning of year	10,768	6,492

Cash and cash equivalents, end of year	$12,454	$10,768

Supplemental cash flows disclosures:
Interest paid	$508	$730
Income taxes paid	$717	$428

Supplemental schedule of non-cash investing and financing activities:
Dividends accrued	$489	$489
Property, plant and equipment acquired through capital leases	$88	$605